Filed Pursuant to Rule 424(b)(3)

File No. 333-261173

NUVEEN AMT-FREE MUNICIPAL CREDIT INCOME FUND (NYSE: NVG)

(THE “FUND”)

SUPPLEMENT DATED OCTOBER 13, 2023

TO THE FUND’S PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION (“SAI”)

DATED NOVEMBER 18, 2021, AS SUPPLEMENTED

1.

Steven M. Hlavin has been named as a portfolio manager of the Fund. Paul L. Brennan, CFA, CPA, will continue to serve as a portfolio manager for the Fund. The day-to-day operation of the Fund and the execution of its specific investment strategies is the primary responsibility of each of the Fund’s portfolio managers.

2.

Based on the foregoing, effective immediately, the following description of the Fund’s new portfolio manager has been added under the “Portfolio Manager” sub-section in the Prospectus and the “Portfolio Manager—Portfolio Management” sub-section in the SAI:

Steven M. Hlavin is Managing Director and Portfolio Manager at Nuveen Asset Management, LLC (“NAM”). He began his career in the financial services industry when he joined NAM in 2003 as a senior analyst. From 2008 until he was named a portfolio manager of certain municipal bond funds in 2010, he was an assistant portfolio manager responsible for NAM’s tender option bond program.

3.	Effective immediately, the following information is added to the table under the “Portfolio Manager—Other Accounts Managed by the Portfolio Manager” sub-section of the SAI:

Portfolio Managers	Type of Account Managed	Number of Accounts	Assets (millions)	Number of Accounts with Performance- Based Fees	Assets of Accounts with Performance- Based Fees

Steven M. Hlavin*	Registered Investment Companies	7	$6,758	0	$0
	Other Pooled Investment Vehicles	1	$412	0	$0
	Other Accounts	0	$0	0	$0

* Began serving as a portfolio manager of the Fund on October 13, 2023. Information provided is as of August 31, 2023.

4.	Effective immediately, the following information is added to the table under the “Ownership of Fund Shares by the Portfolio Manager” sub-section of the SAI:

Portfolio Managers	Dollar Range of Equity Securities Beneficially Owned
Steven M. Hlavin*	None

* Began serving as a portfolio manager of the Fund October 13, 2023. Information provided is as of August 31, 2023.

PLEASE KEEP THIS WITH YOUR FUND’S

PROSPECTUS AND SAI FOR FUTURE REFERENCE

EPR-NVGPS-1023P